Exhibit 10-01

                              CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into on March 22, 2005, by and between Abernathy Mendelson & Associates ("AM&A"), a Turks and Caicos Island Limited Company, with its principal place of business at Grosse Kreuzstrasse 17, Ratzeburg, Germany 23909; and Human BioSystems ("HBS"), a California corporation with its principal place of business at 1127 Harker Avenue, Palo Alto, California 94301. HBS and AM&A shall be sometimes hereinafter collectively referred to as the "Parties" and generically as a "Party".

PREAMBLE:

WHEREAS, AM&A is in the business of providing public relations and promotion services to public companies pertaining to dissemination of information to their shareholders and the investment community, and introducing public companies to the various members and components of the investment community; and

WHEREAS, HBS desires to utilize the services of AM&A; and

WHEREAS, AM&A is ready, willing, and able to render such public relations and promotion services to HBS as hereinafter described on the terms and conditions more fully set forth below:

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

WITNESSETH:

1.  Consulting Services

(a)	HBS hereby retains AM&A as an independent contractor to HBS and AM&A and hereby accepts and agrees to such retention.

(b)	AM&A will render to HBS the following services:

(i)	AM&A will promote HBS to the investment community and the general public through press releases and other communications, all of which must be approved in advance by HBS. AM&A will not directly or indirectly perform any activities in connection with this Agreement that would constitute violations of United States or state securities or communications or consumer laws.

(ii)	AM&A will disseminate information in compliance with the restrictions on dissemination of material inside information contained in the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the respective rules and regulations promulgated thereunder.

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(iii)	AM&A may or may not sell or trade shares of HBS' common stock during the term of this Agreement; however, AM&A may not short the common stock at any time during the term of this Agreement.

(c)	AM&A will not be required to render any specific number of hours or assign specific personnel to HBS or its projects pursuant to this Agreement.

2.  Independent Contractor.

(a)	AM&A agrees to perform its consulting duties hereunder as an independent contractor. Nothing contained herein will be considered as creating an employer-employee relationship between the Parties to this Agreement.

(b)	HBS will not withhold or make any payments on behalf of AM&A or its employees to any governmental agencies of any kind, including, without limitation, income tax, FICA, social security, workers' compensation or unemployment insurance payments.

(c)	The Parties hereto acknowledge and agree that AM&A cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by AM&A hereunder. AM&A will conduct its operations and provide its services hereunder in a professional manner in accordance with good industry practice and applicable laws, using its best efforts.

3. Time, Place and Manner of Performance.

(a)	AM&A will be available for advice and counsel to the Chief Executive
Officer of HBS, and to such other officers and directors of HBS as he may designate, at such reasonable and convenient times and places as may be necessary or agreed upon by the Parties.

(b)	Except as aforesaid, the time, place, and manner of performance of the services hereunder, including the amount of time to be allocated by AM&A to any specific service, will be determined at the sole discretion of AM&A

4.  Term of Agreement.

(a)	The initial term of this Agreement will be six (6) months, commencing on the date set forth above, subject to prior termination as set forth below.

(b)	This Agreement may be terminated prior to the date set forth above as follows:

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(i)	This Agreement may be terminated at any time by any Party upon two (2)
days' prior written notice.

(ii)	This Agreement will terminate immediately upon the dissolution, bankruptcy or insolvency of either Party.

5.  Compensation and Expenses.

(a)	As consideration of the services to be provided for HBS by AM&A,
	HBS shall issue to AM&A the Compensation Shares (as defined below).

(i)	For purposes of this Agreement, the Compensation Shares shall mean that number of shares of HBS common stock equal to thirty percent (30%) of the increase in buy volume of HBS common stock on the United States OTC Bulletin Board (the "OTCBB") that is Directly Attributable (as defined herein) to AM&A. To qualify as Directly Attributable, AM&A must inform the Chief Executive Officer of HBS prior to any posting on the OTCBB of a purchase of HBS common stock of the amount of shares to be purchased and the approximate time of the purchase, or if after the trade, a copy of the transaction slip issued by the
bank or brokerage firm making the purchase on behalf of the client.   Upon
verification of the trade, HBS shall request the Escrow Agent (as defined below) to transfer the appropriate number of Compensation Shares to AM&A. The Compensation Shares to be transferred with respect to a particular trade shall be received by AM&A within five (5) days of such trade unless otherwise agreed to by the Parties.

(ii)	The Compensation Shares shall be free-trading shares of HBS common stock.

	(b)	Pursuant to the terms and conditions set forth below, AM&A shall
	also be eligible to receive Bonus Shares (as defined below) in the event that the sales price of HBS common stock equals or exceeds $0.25 per share.

		(i)	For purposes of this Agreement, the Bonus Shares shall
		mean that number of shares of HBS common stock equal to an additional ten percent (10%) of the increase in buy volume of HBS common stock on the OTCBB that is Directly Attributable (as defined above) to AM&A from the date of this Agreement through and including the date the sales price equals or exceeds $0.25 per share.

		(ii)	Additional Bonus Shares shall be issued to AM&A for
		every additional $0.25 increase in the sales price of HBS common stock. Said Additional Bonus Shares shall mean that number of shares of HBS common stock equal to ten percent (10%) of the increase in buy volume of HBS common stock on the OTCBB that is Directly Attributable (as defined above) to AM&A from the date of the preceding award of Bonus Shares (or Additional Bonus Shares, as applicable) through and including the date of the additional $0.25 per share increase in the sales price of HBS common stock.

		(iii)	The Bonus Shares and Additional Bonus Shares shall be
		free-trading shares of HBS common stock.  The Bonus Shares and
		Additional Bonus Shares to be transferred shall be received by
		AM&A within five (5) days of the date that the HBS common stock
		attains the requisite price level unless otherwise agreed to by
		the Parties.
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	(c)	To provide a pool of shares for the issuance of the Compensation
	Shares, the Bonus Shares and the Additional Bonus Shares, within 5 (5) days after the date of this Agreement, HBS shall issue to Karsten Behrens, in his capacity as Escrow Agent hereunder (the "Escrow Agent"), one million (1,000,000) shares of HBS common stock. The shares will be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement between the Escrow Agent and the Parties hereto, a copy of which is attached as Exhibit A to this Agreement.

6.  Duties and Obligations of HBS.

(a)	HBS will furnish to AM&A such current information and data as is publicly available on Edgar or other publicly released information. HBS shall not be required to furnish to AM&A any material non-public data or information.

(b)	HBS will be responsible for advising AM&A of any information or facts, which would affect the accuracy of any prior data or information publicly disseminated or furnished to AM&A.

7.  Work Product.

It is agreed that all information and materials produced for HBS by AM&A will be the property of AM&A, free and clear of all claims thereto by HBS and HBS will retain no claim of authorship therein; provided, however, that AM&A may not use any materials pertaining to HBS or which include information proprietary to HBS, without its prior written consent.

8.  Confidentiality.

	A.	AM&A recognizes and acknowledges that it has and will have
	access to certain confidential information of HBS or its affiliates that is the valuable, special and unique asset and property of HBS or such affiliates (the "Confidential Information").

	B.	Without the prior written consent or authorization of HBS, AM&A
	will not, during the term of this Agreement or thereafter, use or disclose any of such Confidential Information to any person, for any reason or purpose whatsoever. This Section 8 will survive the termination of this Agreement by any party for any reason whatsoever.

	C.	AM&A agrees that any authorization or consent to use or disclose
	Confidential Information shall be conditioned upon the disclosure being made pursuant to a written confidentiality agreement, protection order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.
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9.  Disclaimer of Responsibility for Acts of Other Party.

	(a)	AM&A shall not be authorize or required by this Agreement to
	represent HBS or to enter into any agreements or make management decisions for HBS.

	(b)	HBS will not be responsible to any third party for any expense
	incurred or loss suffered by such third party as a consequence of any acts or omissions by AM&A or its agents or employees hereunder.

10.  Indemnification.

	A.	HBS will protect, defend, indemnify and hold AM&A and its
	assigns and attorneys, accountants, employees, officers and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by HBS herein; (b) any legal action, including any counterclaim, based on any representation, warranty, covenant or agreement made by HBS herein; or (c) negligence or willful misconduct by HBS.

	B.	AM&A will protect, defend, indemnify and hold harmless HBS and
	its assigns and attorneys, accountants, employees, officers, directors, independent consultants and independent contractors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by AM&A herein; (b) any legal action, including any counterclaim, based on any representation, warranty, covenant or agreement made by AM&A herein; or (c) negligent or willful misconduct by AM&A

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11.  Notices.

	Any notices required or permitted to be given under this Agreement will be sufficient if in writing and delivered or sent by:

	(a)	Registered or Certified Mail to the principal office of the
	other Party, postage prepaid with return receipt requested deposited in a proper receptacle or the United States Postal Service or its successors; or

	(b)	Transmitted by prepaid telegram or by facsimile transmission if
	receipt is acknowledged by the addressee. Notice so transmitted by telegram or facsimile transmission will be effective only if receipt of transmission is acknowledged by an appropriate machine or written confirmation, and such notice will be deemed effective on the next business day after transmission.

	(c)	For purposes of notice, the address of each Party will be the
	address first set forth above; provided, however, that each Party will have the right to change its respective address for notices hereunder to another location by giving ten (10) days' written notice to the other Party in the manner set forth bove.

12.  Miscellaneous Provisions.

	(a)	Any waiver by either Party of a breach of any provision of this
	Agreement by the other Party will not operate or be construed as a waiver of any subsequent breach by any Party.

	(b)	This Agreement and the rights and obligations of AM&A hereunder
	may not be assigned without the written consent of HBS.

        (c)	It is the intention of the Parties that:

             (i)	This Agreement and the performance hereunder and all
	     suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of California, other than those pertaining to conflict of law.

             (ii)	In any action, special proceeding or other proceeding
	     that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of California, other than those pertaining to conflict of law, will be applicable and will govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.
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	(d)	All agreements and covenants contained herein are severable and
	in the event any of them will be held to be invalid by any competent court, the Agreement will be interpreted as if such invalid agreements or covenants were not contained herein and the court will be, and is hereby authorized by the Parties, to craft such alternative legally enforceable provision in place of the one deemed unenforceable as will most closely reflect the inferred intent to the Parties.

	(e)	This Agreement and the Escrow Agreement constitute and embody
	the entire understanding and agreement of the Parties and supersede and replace all prior understanding, agreements and negotiations between the Parties.

	(f)	Any waiver, alteration, or modification of any of the provisions
	of this Agreement will be valid only if made in writing and signed by the Parties. Each Party may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

        (h)	This Agreement may be executed simultaneously in two or more
	counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

	IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, effective as of the last date set forth below.


Human BioSystems				 AM&A, LTD.


By:/s/ Harry Masuda                        By:/s/ Andreas Cyppek
_________________________                   _____________________________

Harry Masuda, Chief Executive Officer	    Andreas Cyppek, Director ,

Exhibit A

ESCROW AGREEMENT

Section 1 Preamble

This Escrow Agreement is entered into by and between Human Biosystems, 1127 Harker Avenue, Palo Alto, California, USA ("HBS"), and Karsten Behrens, Rue de l'Union 16 App No 52, Vevey, 1800 Switzerland, executing this agreement as escrow agent ("Escrow Agent").

Section 2 Background of Escrow

(1) HBS has signed a consulting agrement ("Agreement") with Abernathy Mendelson & Associates ("AM&A") on March 22, 2005. The Agreement calls for the payment of services performed by AM&A in HBS common stock ("Shares"), in accordance to the terms of the Agreement. The Escrow Agent shall shall control the release of any portion of the Shares under direct authorization by the CEO of HBS as defined in the Agreement.

(2) HBS has transferred to Escrow Agent un-restricted shares totaling 1,000,000 shares in the form of four certificates, each for 250,000 shares. Certificate numbers are 2835, 2836, 2837, and 2838. Cusip number is 44485X109.

 3 Concerning the Escrow Agent

(1) This Escrow Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent.

(2) The Escrow Agent shall be entitled to assume that any notice received by it pursuant to these instructions is true and correct, and has been duly executed by the party by whom it purports to have been signed and shall not be obliged to enquire into the truth of the matters stated therein, or the sufficiency or authority of any signatures appearing on such notice.

(3) The Escrow Agent and its partners, employees and agents, shall not incur any liability whatsoever (other than those attributable to a person's own acts or omissions amounting to gross negligence or wilful misconduct) for the holding or delivery of documents or the taking of any other action in accordance with the terms and provisions of the Escrow Agreement, for any mistake or error in judgment, for compliance with any applicable law or any attachment, order or other directive of any court or other authority (irrespective of any confliction term or provision of this Escrow Agreement), or for any act or omission of any other person engaged by the Escrow Agent in connection with this Escrow Agreement. All signing parties of this Agreement hereby waive any and all claims and actions whatsoever against the Escrow Agent and its designees, and their respective directors, officers, partners, employees, attorneys and agents, arising out of or related directly or indirectly to any and all of the foregoing acts, omissions and circumstances.

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(4) Escrow Agent shall not be liable, expect for its own gross negligence or wilful misconduct and, except with respect to claims based upon such gross negligence or wilful misconduct that are successfully asserted against Escrow Agent, the other signing party of this Escrow Agreement hereto shall jointly and severally indemnify and hold harmless Escrow Agent from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorney's fees, arising out of and in connection with Escrow Agreement.

(5) In the event of any disagreement to these instructions resulting in adverse claims or demands being made in connection with these instructions, or in the event that the Escrow Agent, action in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, it shall not be or become liable in any way or to any person for this failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from action until

a. the rights of all parties shall have been fully and finally adjudicated or

b. all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent has been notified thereof in writing signed by all such persons. The rights of the Escrow Agent under this paragraph are cumulative of all other rights, which it may have by law otherwise.

(6) The Escrow Agent shall not be under any duty to give the property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder.

(7) Escrow Agent may at any time resign as such by delivering the amount of subscription to any successor Escrow Agent, designated by HBS in writing, whereupon Escrow Agent shall be discharged from any and all further obligations arising in connection with this Escrow Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor, or
(b) the day which is 30 days after the date of delivery of its written notice of resignation to HBS. If at that time Escrow Agent has not received a designation of a successor, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the amounts of subscription until receipt of a designation of successor or a written disposition instruction by HBS or a final, binding award of a Court.

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Section 4 Fees, Disbursements

As consideration for undertaking its responsibilities under this Escrow Agreement, the Escrow Agent shall be paid by HBS on 3 % of each amount of shares disbursed under the Agreement signed with AM&A.

Escrow Agent has the right to deduct its fees from every amount of shares disbursed under the Agreement before further transactions. HBS shall further reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder.

Section 5 Arbitration

Any disputes arising under this Escrow Agreement shall be settled by arbitration before the regional Chamber of Commerce in Munich (IHK Munchen) pursuant to its then rules for commercial arbitration.

Section 6 Term

This Escrow Agreement will end as follows:

a. After therelease of the last amount of Shares.

b. on September 22, 2005 without any written notice of termination. Escrow Agent then shall immediately release the residual amount of subscription to HBS or his designee.

Section 7 Miscellaneous (1) This Escrow Agreement shall be governed by the laws of Germany.

(2) This Escrow Agreement may only be modified in writing by an agreement signed by all parties.


place/date______________________________
Human Biosystems


by:/s/ Harry Masuda
_____________________________________
Harry Masuda, CEO


place/date_______________________________
K.Behrens


by: /s/ Karsten Behrens
_____________________________________
Karsten Behrens

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Exhibit A-1

TRUST DECLARATION

TO ALL WHOM THOSE PRESENT SHALL COME, KARSTEN BEHRENS, a lawyer carrying on business and residing in Vevey, Switzerland (hereinafter called the "Trustee") SEND GREETINGS:

WHEREAS the Trustee holds 1 million (one million) common shares of Human BioSystems (a corporation trading on OTC Bulletin Board, OTC-BB: HBSC.OB) in the name of the Trustee (herein referred to as "Shares").

AND WHEREAS the Trustee hereby acknowledges that the right, title and interest of the Trustee in the Shares are held in the name of the Trustee for the sole purpose of temporary convenience and is held IN TRUST for of Human Biosystems (the "Beneficiary").

THE TRUSTEE DOES HEREBY DECLARE that he holds and stands possessed or will hold and stand possessed of the Shares and all benefits derived therefrom, and all dividends and advantages accruing thereon and shall take the profits thereof and the proceeds of sale in the event that any of the Beneficiary Shares are or any interest therein is sold or disposed of UPON TRUST for the Beneficiary and its legal representatives.

THE TRUSTEE HEREBY AGREES that he will transfer, sell or otherwise deal with the Shares only in accordance with the instructions of the Beneficiary.

IN WITNESS WHEREOF, the Trustee, KARSTEN BEHRENS, does hereby execute this Declaration this day of March 22, 2005 in the City of Vevey, Switzerland.




/s/ Karsten Behrens                                /s/ Harry Masuda
______________________________  		 _____________________________
KARSTEN BEHRENS                         		HUMAN BIOSYSTEMS



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ADDENDUM A

Agreement dated March 22, 2005
Between Human BioSystems and Abernathy Mendelson & Associates

This addendum is dated April 12, 2005

The number of shares allocated for compensation under paragraph 5.c. (Compensation and Expenses) of the Agreement dated March 22, 2005 between HBS and AM&A is 1 million shares.

This addendum shall replace the 1 million share amount to 2 million shares. This change shall be reflected in the Agreement dated March 22, 2005 and in Exhibits A and A1 of the Agreement.


Agreed to by the parties:


For Human BioSystems			For Abernathy Mendelson & Associates

/s/ Harry Masuda                        /s/ Andreas Cyppek
___________________________		_________________________________
Harry Masuda, CEO, Date			Andreas Cyppek, Director, Date

 ADDENDUM B

Agreement dated March 22, 2005
Between Human BioSystems and Abernathy Mendelson & Associates

This addendum is dated April 13, 2005

The number of shares allocated for compensation under paragraph 5.c. (Compensation and Expenses) of the Agreement dated March 22, 2005 between HBS and AM&A is 1 million shares. Addendum A dated April 12, 2005 replaced the 1 million shares with 2 million.

This addendum shall add an additional 500,000 shares to the 2 million shares for a total of 2.5 million shares. This change shall be reflected in the Agreement dated March 22, 2005 and in Exhibits A and A1 of the Agreement.


Agreed to by the parties:


For Human BioSystems			For Abernathy Mendelson & Associates

/s/ Harry Masuda                        /s/ Andreas Cyppek
___________________________		__________________________________
Harry Masuda, CEO, Date			Andreas Cyppek, Director, Date

ADDENDUM C

Agreement dated March 22, 2005
Between Human BioSystems and Abernathy Mendelson & Associates

This addendum is dated April 27, 2005

The number of shares allocated for compensation under paragraph 5.c. (Compensation and Expenses) of the Agreement dated March 22, 2005 between HBS and AM&A is 1 million shares. Addendum A dated April 12, 2005 replaced the 1 million shares with 2 million. Addendum B dated April 13, 2005 replaced the 2 million shares with 2.5million shares.

This addendum shall add an additional 500,000 shares to the 2.5 million shares for a total of 3 million shares. This change shall be reflected in the Agreement dated March 22, 2005 and in Exhibits A and A1 of the Agreement.


Agreed to by the parties:


For Human BioSystems				For Abernathy Mendelson & Associates

/s/ Rosemarie Repetto                           /s/ Andreas Cyppek
___________________________			__________________________________
Rosemarie Repetto for 				Andreas Cyppek, Director, Date
Harry Masuda, CEO, Date

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